Exhibit 99.1

ContraVir Pharmaceuticals to Receive Non-Dilutive Funding through New Jersey Technology Business Tax Certificate Transfer (NOL) Program

EDISON, N.J., November 6, 2017 - ContraVir Pharmaceuticals, Inc. (NASDAQ: CTRV), a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies, announced today it received approval from the New Jersey Economic Development Authority’s (NJEDA) Technology Business Tax Certificate Transfer (NOL) program to sell a percentage of its unused New Jersey net operating losses (NOL’s) and R&D tax credits. As a result, the company expects to receive approximately $1.6 million of net cash proceeds prior to the end of 2017.

“We are pleased to receive additional non-dilutive funding from the NOL program to help support our clinical development programs in HBV,” said James Sapirstein, CEO of ContraVir. “This program serves as an extra source of capital to companies working to save patient lives, and we greatly appreciate the strong support and commitment in promoting innovation in our industry in the state of New Jersey.”

Administered by the New Jersey Economic Development Authority, the NOL program enables companies to sell New Jersey net operating losses and R&D tax credits for at least 80 percent of the value of the tax benefits, up to a maximum lifetime benefit of $15 million per business.

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies with a specific focus on developing a potentially curative therapy for hepatitis B virus (HBV). The Company is developing two novel anti-HBV compounds with complementary mechanisms of action. TXL™ currently in Phase 2a, is designed to deliver high intrahepatic concentrations of TFV, while minimizing off-target effects caused by high levels of circulating TFV. CRV431, the other anti-HBV compound, is a next-generation cyclophilin inhibitor with a unique structure that increases its potency and selective index against HBV. In vitro and in vivo studies have thus far demonstrated that CRV431 reduces HBV DNA and other viral proteins, including surface antigen (HBsAg). For more information visit www.contravir.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on ContraVir’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. ContraVir does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in ContraVir’s Form 10-K for the year ended June 30, 2017 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Sharen Pyatetskaya
Director of Investor Relations
sp@contravir.com; (732) 902-4028